Exhibit 10.16

Execution Copy

SUPPLY AND LICENSE AGREEMENT

This Supply and License Agreement (hereinafter referred to as “Agreement”), effective as of the 27th day of June, 2006 (the “Effective Date”), is made by and between SPI Pharma, Inc., a Delaware corporation with its principal offices at 321 Cherry Lane, New Castle, Delaware 19720 (hereinafter referred to as “Supplier”) and TransOral Pharmaceuticals, Inc., a Delaware corporation with its principal offices at 1003 W. Cutting Blvd., Suite 110, Pt. Richmond, California 94804 (hereinafter referred to as “Purchaser”). Purchaser and Supplier are sometimes referred to herein individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Supplier is a manufacturer of the Products (as defined below);

WHEREAS, the Purchaser desires to purchase the Products from the Supplier and to obtain a license from Supplier to use on a nonexclusive basis certain technology and intellectual property rights associated with the Products (as more specifically described herein, the “License”); and

WHEREAS, Supplier is willing to supply the Products to the Purchaser and provide the License.

NOW, THEREFORE, in consideration of the covenants, conditions and obligations expressed herein, and intending to be legally bound thereby, the Parties hereto agree as follows:

1.	DEFINITIONS

Terms defined in the preamble of this Agreement have the meanings set forth therein, and the following terms have the meanings set forth below.

“Affiliate” means, with respect to each Party, any company or other entity which directly or indirectly controls or is controlled by or is under common control with that Party. An entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls fifty percent (50%) or more of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

“API” means the active pharmaceutical ingredient Zolpidem Tartrate.

“Applicable Laws” means all laws, ordinances, rules and regulations of any governmental or regulatory authority that apply to the Products, Supplier’s manufacture and supply of the Products, or this Agreement, including without limitation (a) all applicable federal, state and local laws and regulations; (b) the U.S. Federal Food, Drug and Cosmetic Act (“FDCA”), (c) regulations and guidelines of the FDA and other Regulatory Agencies, and ICH guidelines and (d) GMP, and if applicable, current Good Laboratory Practices and current Good Clinical Practices promulgated by the FDA and other Regulatory Agencies.

“Facility” means: (i) Supplier’s GMP manufacturing facility located in Grand Haven, Michigan; or (ii) any other GMP manufacturing facility meeting the requirements of this Agreement, provided that Supplier has given Purchaser at least six (6) months’ prior written notice that it will manufacture Product for Purchaser at such other facility.

Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Finished Product” means a product comprising a Product together with the API, with the quantity of API contained in each unit of such product [***].

“GMP” means current good manufacturing practice and standards as provided for (and as amended from time to time) in the Current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations Title 21 (Parts 11, 210, 211, 820), the FDA Guidance for Industry Q7A ICH Good Manufacturing Practice for Active Pharmaceutical Ingredients and the IPEC (The International Pharmaceutical Excipients Council) Good Manufacturing Practices Guide for Bulk Pharmaceutical Excipients.

“Know-How” means all tangible or intangible technical, scientific and other know-how, trade secrets, knowledge, technology, ideas, concepts, formulae, procedures, methods, processes, protocols, analytical methods, techniques, materials and results of experimentation and testing, including samples, data, results, discoveries, inventions (whether patentable or unpatentable), and other information including preclinical data and clinical results, and other intellectual property, in written, electronic or any other form, owned or controlled by or licensed to (with the right to assign or sublicense) the subject Party or any Affiliate thereof existing as of the Effective Date and that come into existence during the Term.

“Licensed Technology” means, collectively, the Patent Rights and Know-How in each case that (A) are owned by Supplier or its Controlled Affiliates or licensed by a third party to Supplier or its Controlled Affiliates as of the Effective Date and (B) pertain to the Product and/or cover the development, manufacture, importation, sales or offer for sale of the Product pursuant to the license set forth in Section 4.1. An entity shall be regarded as a “Controlled Affiliate” of Supplier if Supplier owns or directly or indirectly controls fifty percent (50%) or more of the shares of such entity entitled to vote in the election of directors (or in the case of an entity that is not a corporation, for the election of the corresponding managing authority) of such entity.

“Patent Rights” mean all present and future patent applications and issued patents, owned, controlled or licensed (with the right to assign or grant sublicenses) by the specified Party or any Affiliate thereof, including but not limited to any provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, or extensions derived therefrom, as well as all foreign and international patent applications, granted patents and all counterparts thereof including, without limitation, substitutions, confirmations, registrations, revalidations, supplemental protection certificates, administrative protection certificates (or other governmental actions) that provide exclusive rights to the patent holders in any jurisdiction in the Territory.

“Phase III Clinical Trial” means human clinical trials, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied as required in 21 C.F.R. §312.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

[***] means [***].

[***] means [***].

“Product” means [***].

“Regulatory Agency” means any governmental regulatory authority involved in regulating any aspect of the conduct, development, manufacture, market approval, sale, distribution, packaging or use of the Product and/or Finished Product, including the FDA and the European Medicines Evaluation Agency (“EMEA”).

“Regulatory Approval” means a required consent, license, approval or other authorization of a Regulatory Agency having authority over the manufacture, use, storage, import, export, clinical testing, transport, marketing, sale or distribution of the Product and/or Finished Product, as applicable, in all or any portion of the Territory.

“Similar Product” means a proprietary product of Supplier that is functionally similar to [***] (e.g. [***]).

“Specifications” means the specifications for each type of Product that are attached hereto as Exhibit A and Exhibit B, as applicable, and which may be amended from time to time by the mutual written agreement of the Parties.

“Term” has the meaning given in Section 9.1 of this Agreement.

“Territory” means [***].

2.	PURCHASE AND SALE OF PRODUCT

2.1. Supply of Product. During the Term of this Agreement, Supplier agrees to supply to Purchaser, and Purchaser agrees to purchase from Supplier, all quantities of each type of Product ordered by Purchaser pursuant to purchase orders submitted to Supplier under Firm Orders in accordance with the terms of this Agreement and subject to the terms of Article 5 below. No change in Specifications will be made without the mutual written agreement of Supplier and Purchaser. Purchaser may purchase Product hereunder through its designee, and Supplier agrees to supply Product to such designee pursuant to the terms of this Agreement; provided, however, that Purchaser has provided the name of such designee to Supplier in advance, and such designee has agreed in writing with Purchaser to be bound by: (i) the restrictions of Section 4.1 with respect to such designee’s use of Products that it receives pursuant to this Agreement; (ii) the confidentiality obligations of Article 10 with respect to any of Supplier’s Information that such designee receives pursuant to this Agreement; and (iii) the audit provisions of the last sentence of Section 6.6 with respect to such designee’s use of Products that it receives pursuant to this Agreement.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

2.2. Quantity.

2.2.1. Product purchase quantity is projected to be [***]. The Parties acknowledge that these quantities are estimates only and shall in no case be binding upon Purchaser.

2.2.2. The quantity of each Product Supplier is obligated to supply hereunder and Purchaser is obligated to purchase hereunder for each calendar quarter shall be as set forth in Article 5 hereof.

2.3. Orders. Orders shall be documented by written or electronic purchase order form submitted to Supplier [***] prior to requested delivery, and will provide for shipment in accordance with reasonable delivery schedules and lead times as may be agreed upon from time to time by Supplier and Purchaser so long as the maximum lead time [***] unless otherwise agreed to by the Parties.

2.4. Packaging. Products shall be shipped packaged in containers in accordance with the applicable Specifications or as otherwise agreed by the Parties in writing. Each such container will be individually labeled with a description of its contents, including the manufacturer lot number, quantity and type of Product, date of manufacture and expiration date.

3.	PRICE OF PRODUCT; DELIVERY

3.1. Purchase Price. The purchase price for each type of Product shall be [***]. Future pricing of Product [***] will be [***]. Notwithstanding the foregoing, if Supplier enters into a [***] arrangement with any third party in [***] similar to this Agreement for the supply of Product to such third party on terms or conditions [***]) [***] to such third party than those provided to Purchaser under this Supply Agreement, then Purchaser shall be provided [***] including, without limitation, the [***] being provided by Supplier to such third party.

3.2. Delivery. Supplier shall deliver the quantities of each type of Product ordered by Purchaser on the dates specified in Purchaser’s purchase orders submitted in accordance with Section 2.3 above. All Product shipments shall be delivered FOB (UCC) Supplier’s shipping point in [***]. The carrier shall be selected by agreement between Purchaser and Supplier, except that if no such agreement is reached, Purchaser shall select the carrier. All Product delivered hereunder shall be suitably packed for shipment by Supplier in accordance with good commercial practice with respect to protection of such Product during transportation and marked for shipment to Purchaser’s specified receiving point.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

4.	LICENSE FEES AND INTELLECTUAL PROPERTY RIGHTS

4.1. License. Pursuant to the terms of this Agreement and for the Term, the Supplier hereby grants to the Purchaser a [***] license under the Licensed Technology (including the right to grant and authorize sublicenses): (i) for the limited purpose of using the Product as an ingredient in the Finished Product in the Territory; and (ii) to manufacture, market, sell, use, import and distribute the Finished Product in the Territory; and to have any of the foregoing done on its behalf. Notwithstanding the foregoing, Purchaser shall not be allowed to grant a sublicense under the license granted to it by Supplier in this Section 4.1 unless such sublicensee has agreed in writing with Purchaser to be bound by: (x) the restrictions of this Section 4.1 above with respect to such sublicensee’s use of Products that it receives pursuant to this Agreement; (y) the confidentiality obligations of Article 10 with respect to any of Supplier’s Information that such sublicensee receives pursuant to this Agreement; and (iii) the audit provisions of the last sentence of Section 6.6 with respect to such sublicensee’s use of Products that it receives pursuant to this Agreement. Purchaser agrees to provide written notice to Supplier upon its grant of any sublicenses hereunder.

4.2. License Fees. Purchaser agrees to pay Supplier for use and sale of both types of Product a one-time [***] license fee in the amount of [***] (the “License Fee”) payable as provided below.

4.2.1. Supplier acknowledges that Purchaser has already paid to Supplier a portion of the License Fee in the amount of [***] as provided by the terms of that certain Supply Term Sheet by and between the Parties dated February 20, 2006.

4.2.2. Purchaser agrees to pay to Supplier the remaining [***] of the License Fee upon the first to occur of: (i) the first dosing of a Finished Product in a human subject in a Phase III Clinical Trial conducted by Purchaser; and (ii) December 31, 2006.

4.2.3. Upon the commercial launch of a Finished Product by Purchaser, Supplier agrees to credit an amount of [***] of the License Fee (the “Credit Amount”) towards Purchaser’s future purchases of Product in the form of a [***] on the amounts that would otherwise be due to Supplier on each such future purchase by Purchaser of Product until the Credit Amount has been fully credited against such purchases.

4.2.4. If Purchaser determines, in its sole discretion, that neither Product will be used in its products containiing API due to regulatory, business or other issues, then at Purchaser’s option either (a) the License Fee can be applied in full by Purchaser towards the Licensing Fee associated with any Finished Product in the Future or (b) the Credit Amount can be applied in full by Purchaser toward Purchaser’s purchase of any Product in the form of a [***] on Supplier’s list price for such Product until the Credit Amount has been fully credited against such purchases.

4.3. No Implied License. There are no implied licenses under this Agreement, and any rights not expressly granted to the Purchaser hereunder are reserved by the Supplier.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

4.4. Intellectual Property Rights.

4.4.1. The Parties understand and agree that, except as otherwise expressly provided in this Agreement, no right, title or interest is provided by one Party to the other Party with respect to any Know-How, Patent Rights or other intellectual property of the Party.

4.4.2. Supplier shall own the entire right, title and interest in and to (i) all Know- How, Patent Rights and other proprietary rights existing and owned by it on the Effective Date and (ii) all Know-How, Patent Rights and other proprietary rights in respect of the Product developed, discovered, made or conceived by Supplier.

4.4.3. Purchaser shall own the entire right, title and interest in and to (i) all Know-How, Patent Rights and other proprietary rights existing and owned by it on the Effective Date and (ii) all Know-How, Patent Rights and other proprietary rights in respect of the Finished Product developed, discovered, made or conceived by Purchaser.

5.	FORECASTS AND FIRM ORDERS

5.1. Forecasts. Upon the Effective Date of this Agreement and by December 31st of each year of the Term (excluding December 31st of the last year of the Term, unless this Agreement is extended by the mutual written consent of the Parties), the Purchaser shall provide Supplier with an estimated non-binding forecast of its requirements for each type of Product for the following calendar year. In addition, the Purchaser shall by the end of each calendar quarter provide a rolling forecast on a quarterly basis of its requirements for the Product for the following four calendar quarters (“Ql”, “Q2”, “Q3” and “Q4”).

5.2. Firm Orders.

5.2.1. The forecast given by Purchaser for Ql shall constitute a firm order (“Firm Order”) for the Product for Ql and Purchaser shall be obligated to purchase, and Supplier shall be obligated to supply, such quantities and types of Products pursuant to one or more purchase orders submitted to Supplier during Ql, in each case within the applicable ranges specified in Section 5.2.2 below.

5.2.2. It is understood and agreed that the forecasted quantities of Product for Q2, Q3 and Q4 shall not be binding upon Purchaser in any respect, and Purchaser shall not be liable with respect to its good faith efforts to provide such non-binding forecasts. Notwithstanding the foregoing, the Firm Order for the then current Ql may not be for an amount [***] of the immediately preceding forecast for each such calendar quarter and Supplier shall [***] of such forecasted amount, in each case unless otherwise agreed by the Parties in writing; provided, however, that Supplier shall use commercially reasonable efforts to fill the amounts of any Firm Order [***] cap described above.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

6.	QUALITY

6.1. Specifications. The Supplier agrees that all Product supplied hereunder shall conform to the Specifications applicable to such Product and shall be manufactured at the Facility in accordance with Applicable Laws, including GMP manufacturing and record keeping procedures.

6.2. Quality Control. Prior to each shipment of Product, Supplier shall perform quality control testing procedures and inspections to verify that the Product to be shipped conforms fully to the applicable Specifications. Each shipment of Product shall be accompanied by a certificate of analysis in a form acceptable to Purchaser and describing all current requirements of the Specifications, results of tests performed certifying that the Product supplied have been manufactured, controlled and released at the Facility in accordance with the Specifications and Applicable Laws.

6.3. Batch Records; Samples. Supplier shall maintain batch records sufficient to trace the history of each batch, and representative samples from each batch of Product manufactured hereunder, for record keeping, stability testing, and other regulatory purposes, including as may be required by the Specifications or Applicable Laws, for as long as required by such Applicable Laws. Upon the request of Purchaser and so long as Supplier is required to maintain such records, Supplier shall provide Purchaser reasonable access to and copies of such records and samples.

6.4. Rejected Products. Purchaser’s receipt of Product delivered hereunder shall be an unqualified acceptance; provided, however, that Purchaser may reject such Product within [***] after such receipt if during such period Purchaser or its designee discovers, upon inspection of such Product, that such Product fails to conform with the Specifications therefor or otherwise fails to conform to the warranties given by Supplier in Article 12 below. Such rejection shall be accomplished by giving written notice to Supplier and, upon request from Supplier, Purchaser shall return the rejected Product in accordance with Supplier’s reasonable instructions and at Supplier’s expense, provided that such instructions comply with all Applicable Laws. Supplier shall use its best efforts to replace rejected Product within the [***] and in any event within [***] after Supplier’s receipt of notice thereof. In the event all or part of a shipment of Product is rejected prior to Purchaser’s payment therefor, Purchaser may withhold such payment until receipt of replacement Product that conform with the Specifications therefor and to the warranties given by Supplier in Article 12 below. The Parties shall use their reasonable efforts to resolve any dispute that may arise pursuant to this Section. If the Parties fail to agree, within [***] of Purchaser providing notice of rejection, whether any delivery of the Products supplied by Supplier to Purchaser conform to the Specifications therefor and the warranties given by Supplier in Article 12, the dispute shall be determined by an independent laboratory/expert mutually selected by the Parties and the decision of such independent laboratory/expert shall be final and binding on the Parties with respect to whether the Products in question conform to the Specifications therefor and the warranties given by Supplier in Article 12. In the event that the independent laboratory/expert decides that the Products in question conform to the Specifications and the warranties given by Supplier in Article 12, such Products shall be deemed accepted by Purchaser. In the event that the independent laboratory/expert decides that the Products in question do not conform to the Specifications and/or the warranties given by Supplier in Article 12, Supplier

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

shall use its best efforts to replace such Products within the shortest possible time and in any event within [***] after Supplier’s receipt of notice regarding the independent laboratory/expert’s decision. For purposes of clarity, only disputes between the Parties regarding conformance of the Products as expressly described in this Section 6.4 above shall be resolved by an independent laboratory/expert, and all other disputes between the Parties shall be governed by the provisions of Section 14.8 below. The independent laboratory/expert’s fees and the prevailing Party’s out-of-pocket costs incurred in connection with the independent laboratory/expert’s decision shall be borne by the Party against whom the independent laboratory/expert’s decision is given.

6.5. Latent Defects. In the event either Party becomes aware of any defect in any batch of Product that is not discoverable upon a reasonable inspection or incoming quality assurance testing as set forth in the Specifications, it shall immediately (and in no case later than [***] after reaching such awareness) notify the other Party in writing (identifying the batch(es) involved), and the rejection provisions of Section 6.4 above shall apply notwithstanding any expiration of the [***] period described therein. In the event Purchaser fails to provide such notice of defect [***], Purchaser shall be deemed to have accepted such batch and the recovery portions of Section 6.4 shall not apply to such batch.

6.6. Audits. Purchaser shall have the right to conduct, upon reasonable notice and at its own expense, a periodic (limited to one audit per year) site and quality audit of the portion of the Facility used to manufacture and/or supply the Products hereunder during normal business hours, including Supplier’s relevant books and records related thereto, in order to determine Supplier’s compliance with Applicable Laws and this Agreement. In addition, Purchaser shall be entitled to review Supplier’s standard operating procedures applicable to its manufacture and supply of the Products hereunder, including with respect to quality control. Supplier shall have the right to conduct, upon reasonable notice and at its own expense, a periodic (limited to one audit per year) audit of the manufacturing records of the Purchaser, through a mutually agreed 3rd party auditor, provided that the scope of such audit shall be limited to the extent necessary to confirm Purchaser’s adherence to the restrictions on Purchaser’s use of Product contained in the License granted in Section 4.1 this Agreement.

6.7. Recalls on Finished Product. Responsibility for the initiation of and liability for recalls of the Finished Product shall be solely that of the Purchaser; provided, however, that to the extent a recall is attributable to [***].

7.	INVOICING AND PAYMENT

7.1. Invoices; Payment. Supplier shall submit an invoice to Purchaser upon shipment of Product ordered by Purchaser under this Agreement. All invoices will be sent to the address specified in the applicable purchase order, and each invoice will state the aggregate, type and unit price for Product in a given shipment, plus any insurance, taxes, or other costs incident to the purchase or shipment initially paid by Supplier but to be borne by Purchaser under this Agreement pursuant to Section 7.3 below. All invoices for Product purchased by Purchaser shall be paid net thirty (30) days upon receipt by Purchaser of the applicable invoice that is the subject of such invoice.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

7.2. Invoice for License Fee. Supplier will promptly invoice Purchaser for the remaining balance of the License Fee described in Section 4.2.2, and Purchaser agrees to pay such amount on the applicable date described in Section 4.2.2.

7.3. Taxes. Any and all taxes (other than taxes levied or measured by income), or other charges of any nature imposed by any competent governmental authority, which shall become payable by reason of the sale of the Product to Purchaser hereunder, shall be paid by the Supplier and the Supplier may either bill the same to the Purchaser separately or add the same to the price of the Product sold hereunder.

7.4. Currency. All amounts payable by Purchaser hereunder will be made in United States Dollars.

8.	FAILURE TO SUPPLY

8.1. Notice. Without limiting Supplier’s obligations to supply Products to Purchaser under Article 2 above, Supplier shall give Purchaser prompt written notice if Supplier becomes aware that it will not be able to supply Purchaser’s orders for Product as required under this Agreement, and Supplier shall give Purchaser [***] written notice prior to any discontinuation by it of the manufacture or sale of a Product line.

8.2. Supply Failure. In the event that Supplier actually fails to supply [***] of the quantities of a type of Product in a particular calendar quarter or [***] in any [***] calendar quarters, in each case pursuant to orders submitted by Purchaser pursuant to and in accordance with the terms and conditions of this Agreement (including Article 5) within [***] of the dates specified in such orders in compliance with this Agreement, such event shall be deemed a “Supply Failure.” In the event of a Supply Failure:

8.2.1. Supplier shall allocate the Product that it has in inventory, or is able to produce, on a reasonable pro-rated basis, among Supplier’s customers for Product (including Purchaser, its Affiliates, sublicensees and distributors) based on the forecasts of Purchaser, and Supplier’s other customers; and

8.2.2. Purchaser may, at its sole option: (i) elect to include any Similar Product under the terms of this Agreement, with the purchase price and lead times for Supplier’s supply of such Similar Product to be negotiated in good faith by the Parties, provided, however, that such purchase price shall not exceed the purchase price for Product described in Section 3.1 of this Agreement; or (ii) terminate this Agreement immediately upon written notice to Supplier. In the event that, following a Supply Failure, Purchaser elects to include a Similar Product under the terms of this Agreement pursuant to the terms of part (i) of this Section 8.2.2, and Supplier subsequently reasonably demonstrates to Purchaser that it has removed the cause of the Supply Failure and is able to supply quantities of Product in accordance with the terms of this

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

Agreement (including, without limitation, in accordance with Supplier’s Product supply obligations under Article 5), Supplier shall have the right to adjust the price for future quantities of such Similar Product purchased by Purchaser hereunder to Supplier’s commercial list price for such Similar Product, subject to any adjustments provided for under Section 3.1. For clarity, in the event that the events described in the foregoing sentence occur, such Similar Product shall still be included under the terms of this Agreement, subject to Supplier’s right to adjust the price of such Similar Product as described in the foregoing sentence.

8.3. This Article 8 shall in no way limit any of Purchaser’s legal, equitable or other remedies for Supplier’s breach of its obligations to supply Product to Purchaser under Article 2.

9.	TERM AND TERMINATION

9.1. Term of Agreement. Unless earlier terminated as described below, this Agreement shall be effective as of the Effective Date and shall remain in effect for a period of five (5) years thereafter (the “Term”).

9.2. Termination. This Agreement may be terminated by either Party as follows:

9.2.1. Upon [***] prior written notice to the other Party, in the event of a breach of this Agreement by such other Party, which breach is not cured within such [***] period, provided, however, if during such [***] period, the allegedly breaching Party disputes that it has materially breached this Agreement, then the other Party shall not have the right to terminate this Agreement until it has been finally determined in accordance with Section 14.8 below that the allegedly breaching Party has materially breached this Agreement, and such Party fails to comply herewith within [***] thereafter; or

9.2.2. Upon prior written notice to the other Party: (i) if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other Party and such petition is not dismissed within [***] after filing, (iii) if the other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors, or (iv) substantially all of the assets of such other Party are seized or attached and not released within [***] thereafter.

9.3. Effect of Termination.

9.3.1. Termination or expiration of this Agreement shall not relieve a Party from any liability that, at the time of such termination or expiration, has already accrued to the other Party.

9.3.2. The provisions of Articles 1 and 9-14, and Sections 4.4, 6.3, 6.5 and 6.7 of this Agreement shall survive the expiration or termination of this Agreement for any reason. Notwithstanding anything to the contrary in Section 4.1, the license granted to Purchaser under Section 4.1, and the restrictions contained therein, shall survive any expiration or termination of this Agreement solely with respect to any Product received by Purchaser prior to such expiration or termination.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

10.	CONFIDENTIAL INFORMATION

10.1. Information. The Parties may from time to time disclose to each other Information. As used herein, “Information” means any information disclosed by one Party to the other Party that (i), if disclosed in tangible form, is marked “confidential” or with other similar designation to indicate its confidential or proprietary nature; (ii), if disclosed orally, is indicated orally to be confidential or proprietary by the Party disclosing the information at the time of the disclosure and is confirmed in writing as confidential or proprietary by the disclosing Party within [***] after such disclosure; or (iii) is disclosed during an audit under Section 6.6. Notwithstanding the foregoing, Information shall not include any information to the extent that such information (i) is or becomes generally available to the public through no fault of the receiving Party; (ii) can be demonstrated in writing to have been known by the receiving Party, other than under an obligation of confidentiality, at the time of its disclosure by the other Party or to have been independently developed after the date of disclosure by the receiving Party without the application or use of the disclosing Party’s Information; or (iii) becomes known to the other Party from a source other than the disclosing Party without breach of this Agreement by such Party, provided, that such source has the lawful right to disclose such Information to such Party.

10.2. Confidentiality. During the Term and [***] thereafter, each of the Parties and their respective employees and agents shall hold in confidence all Information of the other Party. Nothing contained in this Article 10 shall prevent either Party from disclosing any Information of the other Party to the extent reasonable necessary in complying with applicable governmental laws, regulations (such as SEC regulations) or orders (including court orders); provided that if a Party is required by law to make any such disclosure of the other Party’s Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Information. Notwithstanding the foregoing and anything herein to the contrary: Purchaser may disclose Supplier Information: (A) that is contained in Product certificates of analysis or compliance, pricing information, Specifications or assay methods related to the Specifications to those of its contractors and consultants who have a need to know and have agreed in writing to be bound by the confidentiality obligations of this Article 10; and (B) to the extent required by Regulatory Agencies in connection with Finished Product containing Product.

10.3. Confidential Terms. Each Party shall treat the terms of this Agreement as the Information of the other Party. Notwithstanding anything to the contrary, however, each Party may disclose the terms of this Agreement (a) to advisors, actual or potential investors, acquisition partners, sublicensees, and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or (b) as required by securities or other applicable laws or regulations, such as SEC regulations.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

11.	REGULATORY MATTERS

11.1. Product. The Supplier shall be responsible for obtaining and maintaining all Regulatory Approvals for the Product in the Territory. Supplier shall maintain with the FDA a valid DMF for the Product that is in full compliance with applicable FDA requirements, and Purchaser shall have the right to reference such DMF in its drug applications for the Finished Product. Supplier shall ensure that such DMF contains all material written and other information relating to the manufacture of Products in Supplier’s possession or control that is necessary for Purchaser to apply for, obtain and thereafter maintain Regulatory Approvals for the Finished Products in the Territory, including without limitation information relating to that portion of the Facility used in the manufacture of Products, process, methodology or components used in the manufacture of Products or other such information required to be submitted to Regulatory Agencies (collectively “Product Regulatory Information”). In the event Regulatory Agencies do not accept Purchaser’s reference to Supplier’s DMF or otherwise require additional Product Regulatory Information for Purchaser to obtain and/or maintain Regulatory Approvals, Supplier agrees to promptly provide all such required Product Regulatory Information to such Regulatory Agencies in the format required by such Regulatory Agencies. Supplier agrees to immediately inform Purchaser when any “pertinent” changes (as described by the FDA in Part VII.A. of its Guideline for Drug Master Files and as required in 21 CFR 314. 420(c)) to current Product manufacturing practices, procedures are made and to provide updated information to Purchaser from time to time, and to cooperate with Purchaser with respect to all reporting obligations relevant to the Finished Product under Applicable Laws.

11.2. Finished Product. The Purchaser shall be responsible for obtaining and maintaining all Regulatory Approvals with respect to the Finished Product in the Territory other than those Regulatory Approvals relating to the Product and Supplier’s manufacture thereof, which shall be the responsibility of Supplier. The Purchaser shall provide the Supplier with (i) a copy of its NDA approval letter for Finished Product within a reasonable time after Purchaser’s receipt thereof from the FDA, and (ii) copies of any equivalent Regulatory Approval notices for Finished Product from other applicable Regulatory Agencies within a reasonable time after receipt thereof; provided that in each case Purchaser may redact any of its proprietary information from such copy. Supplier shall cooperate and provide reasonable assistance to Purchaser in connection with Purchaser’s obtainment and maintenance of Regulatory Approvals for Finished Product.

11.3. Regulatory Actions. Supplier shall permit the FDA and other Regulatory Agencies to conduct inspections of the Facility as they may request, including pre-approval inspections, and shall cooperate with such Regulatory Agencies with respect to the inspections and any related matters, in each case which is related to the Product or Finished Product. Supplier shall give Purchaser a report of the results of any such inspection, to the extent the findings of such inspection negatively affect the Supplier’s ability to meet its obligations hereunder to supply Product, if the GMP deficiencies associated with Product could lead to further action by Regulatory Agencies such as a warning letter, or if such notice is required by Section 11.1 hereof.

12.	REPRESENTATIONS AND WARRANTIES

12.1. General. Each Party represents and warrants that: (a) it has full power to enter into this Agreement and to grant to the other Party the rights granted to such other Party under this Agreement and (b) it has obtained all necessary corporate approvals to enter into and execute the Agreement.

12.2. Product Warranties. Supplier represents and warrants that:

12.2.1. All Product supplied hereunder shall comply with the applicable Specifications and, if applicable, shall conform with the information shown on the certificate of analysis provided for the particular shipment pursuant to Section 6.2 above;

12.2.2. The Facility, the manufacturing and supply activities contemplated herein, and all Product supplied hereunder shall comply with all Applicable Laws. Without limiting the foregoing, at the time of delivery to Purchaser, none of the Product shall be adulterated or misbranded within the meaning of the FDCA, as amended and in effect at the time of shipment.

12.2.3. Title to all Product provided to Purchaser under this Agreement shall pass as provided in this Agreement, free and clear of any security interest, lien, or other encumbrance.

12.3. Personnel. Supplier represents and warrants to Purchaser that neither Supplier nor any of its employees have been “debarred” by the FDA, or subject to a similar sanction from another Regulatory Agency, nor have debarment proceedings against Supplier or any of its employees been commenced. Supplier will promptly notify Purchaser in writing if any such proceedings have commenced or if Supplier or any of its employees are debarred by the FDA or other Regulatory Agencies.

12.4. Third Party Intellectual Property Rights. Supplier represents and warrants that, to Supplier’s knowledge, the [***] do not infringe any third party intellectual property rights.

12.5. Licensed Technology. Supplier represents and warrants that: (i) as of the Effective Date, the Licensed Technology contains all of the Know-How and Patent Rights owned, in-licensed or otherwise controlled by Supplier and its Affiliates that pertain to the Product and/or that cover the development, manufacture, importation, sale or offer for sale of the Product; and (ii) during the Term, Supplier shall not encumber the Licensed Technology in any way that would adversely affect Purchaser’s rights with respect to the Product as described in Section 4.1, including, without limitation, by granting licenses to other parties that conflict with the license granted to Purchaser in Section 4.1 or by assigning the Licensed Technology to another party, including a Supplier Affiliate, separate from an assignment of this Agreement. If, during the Term, Know-How and/or Patent Rights of Supplier or its Affiliates not included in the Licensed Technology are necessary for Purchaser to exercise its rights in Section 4.1 as contemplated in this Agreement, Supplier agrees that such Know-How and/or Patent Rights shall be included within the Licensed Technology.

12.6. Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 12, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF AND EACH PARTY EXPRESSLY DISCLAIMS ANY SUCH ADDITIONAL WARRANTIES INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EVEN IF THAT PURPOSE IS KNOWN TO SUPPLIER.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

13.	INDEMNIFICATION

13.1. Indemnity by Supplier. Supplier agrees to indemnify, protect, defend and hold harmless Purchaser, its directors, officers, employees, successors and assigns from and against any claims, damages, liability, harm, loss, costs, penalties, lawsuits, threats of lawsuit or other governmental action, including reasonable attorneys’ fees, arising out of any claim, complaint, suit, proceeding, or cause of action brought or claimed by any third-party which arise out of: (i) Supplier’s breach of this Agreement or of any warranty or representation made by Supplier to Purchaser under this Agreement; (ii) [***]; or (iii) the negligent or intentionally wrongful acts or omissions of Supplier.

13.2. Indemnity by Purchaser. Purchaser agrees to indemnify, protect, defend and hold harmless Supplier, its directors, officers, employees, successors and assigns from and against any claims, damages, liability, harm, loss, costs, penalties, lawsuits, threats of lawsuit, recalls or other governmental action, including reasonable attorneys’ fees, arising out of any claim, complaint, suit, proceeding, or cause of action brought or claimed by any third-party which (i) arise out of Purchaser’s breach of this Agreement or of any warranty or representation made to Supplier under this Agreement, or (ii) result from the manufacture, sale, marketing, use or distribution by Purchaser of Finished Product (to the extent not attributable to any Product), including without limitation the negligent or intentionally wrongful acts or omissions of Purchaser; except in each case to the extent that Supplier is obligated to indemnify, protect and defend Purchaser for such claims under Section 13.1 above.

13.3. Indemnification Procedure. A Party that intends to claim indemnification (“Indemnitee”) under this Article 13 shall promptly notify the indemnifying Party (“Indemnitor”) in writing of any third party claim, suit, or proceeding included within the indemnification described in this Article 13 (each a “Claim”) with respect to which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and settlement of the Claim; provided that the Indemnitor shall not enter into any settlement that admits the fault of Indemnitee without the prior written consent of Indemnitee, such consent not to be unreasonably withheld. The Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense or settlement of the Claim. The indemnification obligations under this Article 13 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor. The Indemnitee and its employees, at the Indemnitor’s request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to Claims.

13.4. Limitation of Liability. EXCEPT IN THE CASE OF WILLFUL BREACH OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES TO THE OTHER PARTY OR ANY OTHER PERSON (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS) ARISING FROM RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

14.	MISCELLANEOUS

14.1. Entire Agreement; Amendment. This Agreement, including all Exhibits hereto, sets forth the entire agreement and understanding between the Parties and supersedes all previous agreements, promises, representations, understandings and negotiations, whether written or oral, between the Parties with respect to the subject matter hereof; none of the terms of this Agreement shall be amended or modified except in writing signed by the Parties hereto.

14.2. Assignment. Neither party may assign or transfer any of its rights under this Agreement or delegate any of its obligations or duties under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, (i) Supplier may assign this Agreement to one of its Affiliates; and (ii) either Party may assign or transfer any of its rights or delegate any of its obligations or duties under this Agreement, to a successor by way of merger, consolidation or the acquisition of substantially all of its business and assets relating hereto; provided that, in each of cases (i) and (ii), such assignee assumes in writing the assignor’s obligations under this Agreement and agrees to be bound by the terms and conditions hereof.

14.3. Severability. If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall, if kept effective in this Agreement, render this entire Agreement to be invalid or unenforceable, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the Parties shall use their respective reasonable efforts to renegotiate the unenforceable provisions to best accomplish the original intentions of the Parties with respect to such provisions.

14.4. Waivers. Any waiver of the terms and conditions hereof must be explicitly in writing. A waiver by any Party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

14.5. Further Documents. Each Party hereto agrees to execute such further documents and take such further steps as the other Parties reasonably determine may be necessary or desirable to effectuate the purposes of this Agreement.

14.6. Force Majeure. No Party shall be liable for failure to perform or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach or default of its obligations, if, to the extent and for so long as, such failure, delay, breach or default is due to natural disasters or causes beyond the reasonable control of such Party. Availability or allocation of raw materials or labor shall not constitute a force majeure event. Any Party desiring to invoke the protection offeree majeure hereunder shall promptly notify the other Party of such desire and shall use reasonable efforts to resume performance of its obligations.

14.7. Governing Law. This Agreement is deemed to have been entered into in the State of Delaware, and, subject to the dispute resolution procedure outlined in Section 14.8 below, its interpretation, construction, and the remedies for its enforcement or breach shall be governed by, and are to be applied pursuant to and in accordance with, the laws of the State of Delaware, without reference to conflict of laws principles and excluding the 1980 U.N. Convention on Contracts for the International Sale of Goods.

14.8. Disputes. In the event of any dispute or claim arising out of or in connection with this Agreement, or the performance, breach or termination thereof, either Supplier or Purchaser may, by written notice to the other Party, have such dispute referred to the Chief Executive Officers (or equivalent) of Supplier and Purchaser, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received by such other Party. If the Parties are unable to resolve such dispute within such thirty (30) day period, such dispute shall be finally settled by binding arbitration by Judicial Arbitration and Mediation Services, Inc. (JAMS) under its rules of arbitration, by three (3) arbitrators appointed in accordance with said rules, unless the Parties to the dispute have agreed to have only one (1) arbitrator. The decision and/or award rendered by the arbitrator(s) shall be written, final and non-appealable, and judgment on such decision and/or award may be entered in any court of competent jurisdiction. The arbitral proceedings and all pleadings and evidence shall be in the English language. Any evidence originally in a language other than English shall be submitted with a certified English translation accompanied by an original or true copy thereof. In the event such dispute is referred to arbitration by Supplier, the place of arbitration shall be San Francisco, California, and in the event such dispute is referred to arbitration by Purchaser, the place of arbitration shall be Wilmington, Delaware. The costs of any arbitration, including administrative fees and fees of the arbitrator(s), shall be shared equally by the Parties to the dispute, unless otherwise determined by the arbitrator(s). Each Party shall bear the cost of its own attorneys’ and expert fees. The Parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any Party.

Notwithstanding the foregoing, a Party may at any time seek injunctive or other equitable relief for any breach or alleged breach by the other Party of this Agreement.

14.9. Notices. Any notice, consent or approval permitted or required under this Agreement shall be in writing sent by registered or certified airmail (postage prepaid), overnight courier or by facsimile (with such facsimile to be promptly confirmed by registered or certified airmail, postage prepaid) and addressed as follows:

If to Supplier:	SPI Pharma, Inc.
321 Cherry Lane New Castle, DE 19720 Attention: Joseph Rogus Fax No: 302-576-8567

If to Purchaser:	TransOral Pharmaceuticals, Inc.
1003 W. Cutting Blvd., Suite 110
Pt. Richmond, CA 94804
Attention: Glenn A. Oclassen Sr., CEO
Fax No.: 510-215-3535

All notices shall be deemed to be effective on the business day after delivery of such notice to the overnight courier, the day such notice is received by addressee via registered or certified mail, or the day on which such notice is sent by facsimile. In case any Party changes its address at which notices are to be received, written notice of such change shall be given as soon as practicable to the other Party.

14.10. Forms. The Parties recognize that, during the term of this Agreement, a purchase order form, purchase order acknowledgment form or similar routine document (collectively, “Forms”) may be used to implement or administer provisions of this Agreement. Therefore, the Parties agree that the terms of this Agreement shall prevail in the event of any conflict between this Agreement and the printed provisions of such Forms, or typed provisions of Forms that add to, vary, modify or are in conflict with the provisions of this Agreement.

14.11. Implied Obligations. This Agreement sets forth all of the rights and obligations of the Parties with respect to the subject matter hereof.

14.12. Headings. Headings in this Agreement are included for ease of reference only and shall have no legal effect and shall not be used in any way to construe or interpret this Agreement.

14.13. Relationship of the Parties. The relationship hereby established between Purchaser and Supplier is solely that of independent contractors; this Agreement shall not create an agency, partnership, joint venture or employer/employee relationship, and nothing hereunder shall be deemed to authorize either Party to act for, represent or bind the other except as expressly provided in this Agreement.

14.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute a single instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized officers.

TRANSORAL PHARMACEUTICALS, INC.		SPI PHARMA, INC.

By:	/s/ Thomas Soloway	By:	/s/ R. Sarath Chandar
	Name: Thomas Soloway		Name: R. Sarath Chandar
	Title: CFO		Title: VP, GLOBAL MARKETING

Execution Copy

EXHIBIT A

SPECIFICATIONS FOR [***]

[***]

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

EXHIBIT B

SPECIFICATIONS FOR [***]

[***]

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.